UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 18, 2006

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7601 Penn Avenue South
Richfield, Minnesota		55423
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Board of Directors of Best Buy Co., Inc. has appointed Ari Bousbib and Rogelio M. Rebolledo as Class 1 directors, effective August 18, 2006. Mr. Bousbib is currently the president of Otis Elevator Company, a wholly-owned subsidiary of United Technologies Corporation. Mr. Rebolledo is currently the chairman of The Pepsi Bottling Group, Inc.’s operations in Mexico.

Both Messrs. Bousbib and Rebolledo will serve on one or more committees of the registrant’s Board of Directors. Committee assignments are expected to be made at the next regular meeting of the Board of Directors, scheduled to be held in September 2006. Once determined, the committee assignments will be disclosed by the registrant in a Current Report on Form 8-K.

The information required under Item 404(a) of Regulation S-K regarding certain relationships and related transactions between the registrant and either of Messrs. Bousbib or Rebolledo had not been determined or was unavailable at the time of filing of this Current Report of Form 8-K.  Once determined, the information required to be disclosed, if any, will be reported in a Current Report on Form 8-K.

Messrs. Bousbib and Rebolledo were identified and recommended to the registrant’s Board of Directors by an independent third party search firm. There are no arrangements or understandings pursuant to which Messrs. Bousbib and Rebolledo were selected as directors.

The registrant’s shareholders will be asked to ratify the appointments of Messrs. Bousbib and Rebolledo to its Board of Directors when next convened for a meeting.

A news release announcing the appointments was issued on August 23, 2006, and is attached as Exhibit No. 99 to this Current Report on Form 8-K. Best Buy Co., Inc.’s Annual Report to Shareholders and its reports on Forms 10-K, 10-Q and 8-K and other publicly available information should be consulted for other important information about the registrant.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description of Exhibit
99

News release issued August 23, 2006. Any internet addresses provided in this release are for information purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these internet addresses is included herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: August 24, 2006	/s/ Susan S. Grafton
Susan S. Grafton
Vice President – Financial Operations
and Controller